Chembio Diagnostics, Inc. Receives Exclusive License to Develop, Manufacture & Market Rapid Tuberculosis Test

Tuesday January 11, 9:12 am ET

MEDFORD, N.Y.--(BUSINESS WIRE)--Jan. 11, 2005--Chembio Diagnostics, Inc. ("Chembio") and Sequella, Inc. ("Sequella") announced today that they have entered into a license agreement in which Sequella grants Chembio's wholly-owned subsidiary, Chembio Diagnostic Systems, Inc. ("CDS") exclusive rights to develop, manufacture, and market a rapid diagnostic test for the detection of tuberculosis (TB) in non-human primates.

Nonhuman primates (NHP) are crucial to biomedical research, but an increasing number of public health crises have led to a shortage of NHPs and a corresponding increase in cost. TB can devastate colonies of NHPs, has a high fatality rate, and is easily transmitted to humans. Current diagnostic methods are extremely difficult to administer, costly and unreliable. The many false positive readings often result in euthanizing these expensive NHPs unnecessarily.

CDS has already completed development and validation of this product, and regulatory documentation is being prepared for submission to the United States Department of Agriculture. Under the agreement with Sequella, CDS is responsible for developing, manufacturing, marketing and obtaining any intellectual property licenses required for the NHP TB test. Sequella is responsible for administering the grant from the National Institutes of Health, providing CDS with regulatory and marketing support and managing any patents relating to this product.

"We are thrilled to be working with CDS on a new diagnostic that will be so valuable to the scientific community," said Dr. Carol Nacy, CEO of Sequella, Inc. "I look forward to seeing the commercial results of a project that we have all worked so hard to bring to fruition."

Lawrence Siebert, President of Chembio said, "We believe that this product will provide a much needed diagnostic tool to the pharmaceutical research market that will save time and resources. This product, when approved, will mark the first commercialization of a number of endeavors we have undertaken with regard to veterinary applications for TB that complement the work we have done to develop and commercialize our human TB test technologies."

ABOUT CHEMBIO

Chembio Diagnostics, Inc. (Chembio) possesses expertise in the development and manufacturing of rapid test products for various indications, including HIV, Tuberculosis and BSE (a.k.a. Mad Cow Disease). Chembio Diagnostic Systems, Inc. is a wholly-owned subsidiary of Chembio Diagnostics, Inc. References to Chembio Diagnostics, Inc may actually refer to Chembio Diagnostic Systems, Inc., the 100%-owned subsidiary of Chembio Diagnostics, Inc. Chembio is located at 3661 Horseblock Road, Medford, NY 11763. Chembio's telephone number is 631-924-1135. Email can be directed to info@chembio.com. Additional information can be found at www.chembio.com.

ABOUT SEQUELLA

Sequella, Inc. is a development stage biotechnology company designed to facilitate the translation of concepts that exist at the lab bench into commercial products that can alleviate the global burden of infectious disease. The company, headquartered in Rockville, MD, is focusing its initial research efforts on therapeutics, diagnostics and vaccines to address the growing TB problem worldwide. For company information, please visit www.sequella.com.

FORWARD-LOOKING STATEMENTS

Statements contained herein that are not historical facts are forward-looking statements within the meaning of the Securities Act of 1933, as amended. Those statements include statements regarding the intent, belief or current expectations of the Company and its management. Such statements reflect management's current views, are based on certain assumptions and involve risks and uncertainties. Actual results, events, or performance may differ materially from the above forward-looking statements due to a number of important factors, and will be dependent upon a variety of factors, including, but not limited to, the Company's ability to obtain additional financing and the demand for the Company's products. The Company undertakes no obligation to publicly update these forward-looking statements to reflect events or circumstances that occur after the date hereof or to reflect any change in the Company's expectations with regard to these forward-looking statements or the occurrence of unanticipated events. Factors that may impact the Company's success are more fully disclosed in the Company's most recent public filings with the U.S. Securities and Exchange Commission ("SEC").

Contact:
CEOcast, Inc. for Chembio Diagnostics, Inc. Ed Lewis, 212-732-4300 x 225